CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of T. Rowe Price Exchange-Traded Funds, Inc. of our report dated December 16, 2022, relating to the financial statements and financial highlights, which appears in T. Rowe Price QM U.S. Bond ETF’s (one of the funds constituting T. Rowe Price Exchange-Traded Funds, Inc.) Annual Report on Form N-CSR for the year ended October 31, 2022. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Fund Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
February 27, 2023